Exhibit 99-1
                   (on CalAmp Corp. letterhead)

For Further Information:

AT THE COMPANY:              AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                 Lasse Glassen
Chief Financial Officer      General Information
(805) 987-9000               (310) 854-8313
                             lglassen@financialrelationsboard.com

FOR IMMEDIATE RELEASE

    CAL AMP APPOINTS MICHAEL J. BURDIEK AS EXECUTIVE VICE PRESIDENT
           OF WIRELESS DATACOM STRATEGY AND INTEGRATION

OXNARD, Calif., June 28, 2006 - CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless solutions, today announced the appointment of Michael J. Burdiek, 47, to the position of Executive Vice President of Wireless Datacom Strategy and Integration. Mr. Burdiek will report directly to CalAmp's President and Chief Executive Officer, Fred Sturm.

Mr. Burdiek will be responsible for developing and implementing the Company's wireless data communications strategy as it pursues new opportunities in private wireless networks and Machine-to-Machine (M2M) solutions for public safety, fleet management, asset tracking and remote monitoring of critical infrastructure and process controls. Additionally, Mr. Burdiek will oversee the integration of the recent acquisitions of Dataradio and TechnoCom's Mobile Resource Management product line into CalAmp's existing operations.

"I am very pleased to announce the appointment of Michael Burdiek as Executive Vice President of Wireless Datacom Strategy and Integration," stated Mr. Sturm. "In this role, Michael will be a key member of CalAmp's senior management team and have strategic and integration responsibility for a large and growing portion of CalAmp's business. Michael is a seasoned executive with a strong track record in wireless technologies, and has extensive experience in management, engineering, operations, business development, and sales and marketing. Michael has the requisite background and leadership abilities to succeed in this newly created executive position, and I believe that he will be instrumental in helping CalAmp achieve its goals as we seek to aggressively expand our presence in the growing wireless datacom marketplace."

Mr. Burdiek has over 20 years of experience in the wireless communications industry. Since early 2005 Mr. Burdiek has been the President and CEO of Telenetics Corporation, a publicly held manufacturer of data communications products. From 2004 to 2005, Mr. Burdiek was an Operating Partner with The Kasten Group, a Midwest-based private equity firm targeting the acquisition of small to mid-sized technology firms. Prior to this, Mr. Burdiek was with Comarco, Inc. (Nasdaq: CMRO), where he held positions of increasing responsibility over his 17-year tenure from 1986 to 2003. In his last position at Comarco, Mr. Burdiek was Senior Vice President and General Manager of the Wireless Test Systems business unit. Mr. Burdiek began his career as a design engineer with Hughes Aircraft Company. He holds MBA and MSEE degrees from California State University-Fullerton, and a BS degree in Electrical Engineering from Kansas State University.

About CalAmp Corp.
CalAmp is a leading provider of wireless equipment, engineering services and software that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is the leading supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless connectivity solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications, and critical infrastructure and process control applications. For additional information, please visit the Company's website at www.calamp.com.

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